Exhibit 99.4

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made as of May 6, 2008 (the “Effective Date”), by and between Optibase Ltd., an Israeli company (“Optibase” or the “Company”) and Mr. Shlomo (Tom) Wyler (“Wyler”).

        WHEREAS, Wyler serves as the Company’s Chief Executive Officer and Executive Chairman of the Board of Directors and holds as of the date of this Agreement 2,401,838 ordinary shares of the Company representing approximately 17.60% of the Company’s issued and outstanding share capital; and

        WHEREAS, Wyler desires to invest an additional investment in the share capital of the Company and the Company wishes that Wyler invest such additional investment, all upon the terms and subject to the conditions set forth in this Agreement (the “Private Placement”).

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.	The Private Placement.

1.1	The Closing. The parties shall hold the closing (the “Closing”) on June 18, 2008, or such other date as agreed upon between the parties if one of the conditions precedent to the Private Placement listed in Section 2 below is not satisfied. If the conditions precedents to the Private Placement are not fulfilled by June 18, 2008, the Private Placement shall take place on the first U.S. business day following the satisfaction of all conditions precedents.

1.2	Upon the terms and subject to the conditions set forth in this Agreement, the parties hereby agree that at the Closing, the Company will issue to Wyler ordinary shares of the Company NIS 0.13 par value each (the “Issued Shares”) in consideration for the payment by Wyler to the Company of US $5 million in cash. The number of Issued Shares shall be calculated by dividing US $5 million by the average closing price of the Company’s ordinary shares on the Nasdaq Global Market during the 30 days preceding the date of Closing.

1.3	The Issued Shares will be issued to Wyler free and clear of any lien or pledge or any third party right and will be issued to Wyler AS-IS without any representation or warranty by the Company.

1.4	Each of the Company and Wyler hereby represents and warrants that there is no prevention under any applicable law or agreement to enter into this Agreement, subject to the fulfillment of the Conditions Precedent prescribed in Section 2 below.

2.	Conditions Precedent.

The fulfillment of the obligations of the parties under this Agreement is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following approvals:

(a)	The receipt of approval for the Private Placement by the Company’s audit committee, board of directors and shareholders, by the required majority.

(b)	if applicable, the Nasdaq Stock Market shall have waived application of the 15 day prior notice contained in the NASDAQ Marketplace Rule 4310(c)(17) or such timeframe shall have expired without objections; and

(c)	The receipt of approval of the Tel Aviv Stock Exchange for the listing for trade on the Tel Aviv Stock Exchange of the Issued Shares.

3.	Registration rights.

The Company hereby undertakes to make best efforts to register for resale all the Issued Shares under the Securities Act of 1933, as amended within 6 months as of the Closing.

4.	Legal Restrictions on the Transfer of the Issued Shares.

4.1	Wyler hereby acknowledges and agrees that Wyler may not sell, transfer or otherwise dispose of the Issued Shares, unless pursuant to the requirements provided in Section 15C of the Israeli Securities Law of 1968, as amended.

4.2	Wyler hereby acknowledges and agrees that unless and until a resale registration statement for the Issued Shares is filed with and declared effective by the U.S. Securities and Exchange Commission, Wyler may not sell, transfer or otherwise dispose of the Issued Shares, unless pursuant to an available exemption from registration under the Securities Act of 1933, as amended.

5.	Governing Law; Jurisdiction.

5.1	This Agreement, its performance and interpretation shall be governed by the substantive law of the State of Israel, exclusive of its choice of law rules.

5.2	The competent courts and tribunals situated in Jerusalem, Israel shall have sole and exclusive jurisdiction in any dispute or controversy arising out of or relating to this Agreement.

6.	Successors and Assigns; Assignment.

Except as otherwise expressly stated to the contrary herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns under law, heirs, executors, and administrators of the parties. Except as otherwise expressly stated to the contrary herein, none of the parties hereto shall assign or transfer any of its rights or obligations hereunder absent the consent of all other parties, which consent shall not be unreasonably withheld.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

OPTIBASE LTD. By: /s/ Amir Philips —————————————— Name: Amir Philips Title: Chief Financial Officer

SHLOMO (TOM) WYLER By: /s/ Tom. S. Wyler —————————————— Name: Tom. S. Wyler Title:______________________